Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-144040) of OPKO Health, Inc. of our report dated December 4, 2009 relating to the financial statements of Pharma Genexx S.A., which appears in the Current Report on Form 8-K/A of OPKO Health, Inc. dated December 14, 2009.
/s/ PricewaterhouseCoopers
Santiago, Chile
December 14, 2009